Exhibit 8.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com
January ___, 2009
Ladies and Gentlemen:
     You have requested our opinion regarding certain U.S. federal income tax matters relating to Navios Maritime Partners L.P. (the “Company”) and the holders of common units of the Company.
     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement filed by the Company on Form F-3 with the Securities and Exchange Commission (together with any documents incorporated therein by reference, the “Registration Statement”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     The legal conclusions as to the application of the U.S. federal income tax law under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement (subject to the qualifications set forth in such discussions) constitute the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Our opinion does not relate to any factual or accounting matters, determination or conclusions.
     Our opinion and the tax discussion set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof. No opinion is expressed on any matters other than those described above.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
January __, 2009

Very truly yours,
Mintz, Levin, Cohn, Ferris, Glovsky
   and Popeo, P.C.